DELAWARE GROUP GLOBAL &
INTERNATIONAL FUNDS
Registration No. 811-6324
FORM N-SAR
Semi-annual Period Ended May 31, 2005

Item 77C: Submission of matters to a vote of security holders

The shareholders of Delaware Group Global and International Fund (a "Trust") voted on the following proposals (as applicable) at the special meeting of shareholders on March
23, 2005 or as adjourned. The description of each proposal and number of shares voted are as follows:

1. To elect a Board of Trustees for the Trust
(shareholders of all series of the Trust voting together).


Delaware Group Global and International
Fund

Shares Voted For
Shares Voted Withhold Authority
Thomas L. Bennett
35,094,476.516
678,888.244
Jude T. Driscoll
35,161,993.643
611,371.117
John A. Fry
35,172,273.071
601,091.689
Anthony D. Knerr
35,176,565.857
596,798.903
Lucinda S. Landreth
35,164,942.637
608,422.123
Ann R. Leven
35,168,006.951
605,357.809
Thomas F. Madison
35,100,808.151
672,556.609
Janet L. Yeomans
35,150,109.215
623,255.545
J. Richard Zecher
35,099,318.457
674,046.303

2.  To approve the use of a "manager of
managers" structure whereby the investment manager of each Fund will be able to hire and replace subadvisers without shareholder approval.


For
Against
Abstain
Broker
Non-votes
Delaware Emerging Markets Fund
8,413,094.734
1,400,091.804
201,670.135
1,936,137.000
Delaware International Small Cap Value
Fund
987,646.009
26,170.936
48,409.315
308,563.000
Delaware International Value Equity Fund
16,489,723.042
570,014.078
368,677.944
5,075,651.000